August 22, 2003                                       FOR IMMEDIATE RELEASE
                                                      Contact: Philip Paras, CFO
                                                               (315-926-8100)



PRESS RELEASE


     Seneca Foods Corporation (SENEA/Nasdaq NM) announced today that it will restate its basic earnings per common share previously reported in its Form 10-K for the fiscal year ended March 31, 2003 and in its Form 10-Q for the period ended June 28, 2003 in order to include the Company's participating convertible preferred stock in the calculation of weighted average number of shares outstanding for basic earnings per share purposes which will reduce previously reported basic earnings per share. Previously reported diluted earnings per share are not affected and will remain unchanged. In addition, the Company will make certain revisions to amounts reported in its statement of cash flows for the period ended June 28, 2003 as previously reported in its Form 10-Q for that period. Such revisions will not affect the Condensed Consolidated Balance Sheets or Condensed Consolidated Statements of Income included in such Form 10-Q. The Company filed its Form 10-Q for the period ended June 28, 2003 before the Company's independent accountants had completed their review of that Form 10-Q. The Company will reflect these changes in an amended Form 10-K for the fiscal year ended March 31, 2003 and each of the fiscal years included in that Form 10-K, and in an amended Form 10-Q for the period ended June 28, 2003 and each of the fiscal periods included in that Form 10-Q.

     Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby's(R), Aunt Nellie's Farm Kitchen(R), Stokely's(R), READ(R), and Seneca(R) labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant(R) label. Seneca's common stock is traded on the Nasdaq National Stock Market under the symbols "SENEA" and "SENEB".